Exhibit 99.1
Press Release
For Immediate Release
April 5, 2010
BROOKS AUTOMATION, INC. APPOINTS STEPHEN S. SCHWARTZ TO THE POSITION OF PRESIDENT
CHELMSFORD, MASSACHUSETTS April 5, 2010 — Brooks Automation, Inc. (NASDAQ: BRKS) today announced the appointment of Stephen S. Schwartz as the Company’s President as of April 5, 2010.
Mr. Schwartz will become a member of a newly formed Office of the Chief Executive with Robert J. Lepofsky, Chief Executive Officer, and Martin S. Headley, Executive Vice President and Chief Financial Officer, where he will play a central role in developing and implementing the corporate strategic plan, executing to the annual operating plan and increasing the rate of profitable growth at Brooks.
Mr. Schwartz is a highly regarded senior executive well known throughout the global semiconductor industry. He began his career at Applied Materials, Inc. in Santa Clara, California and over the course of fourteen years he held a number of senior leadership roles including head of Applied’s Global Service Business Group and President of their first software business unit. Following Applied, Mr. Schwartz was the President, Chief Executive Officer and Chairman of Asyst Technologies, Inc. for eight years.
In commenting on the appointment, Mr. Lepofsky stated, “Throughout Steve’s career he has taken on significant challenges, developed organizations and grown businesses. The breadth of Steve’s experience will enhance our ability to extend Brooks Automation’s strong position in the semiconductor sector, expand into adjacent markets and accelerate the pace of our strategic growth initiatives.”
Mr. Schwartz earned his PhD, MS and BS degrees in Electrical Engineering at Purdue University and an MBA degree from the University of Chicago.
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About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation, vacuum and instrumentation solutions to the global semiconductor and related industries. Our products and services are meeting the needs of customers across a broad spectrum of applications and industries and the global semiconductor manufacturing sector is our largest served market. When demanding productivity and availability objectives are essential factors for success, customers throughout the world turn to Brooks Automation, Inc. For more information see www.brooks.com or email sales@brooks.com.
Contact:
Brooks Automation, Inc.
Lynne Yassemedis
Office of the Chief Executive
978-262-4443
lynne.yassemedis@brooks.com
Brooks Automation, Inc. ◆ 15 Elizabeth Drive ◆ Chelmsford, Massachusetts 01824 ◆ (978)262-2400 ◆ www.brooks.com.